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                                                                   Exhibit 10(l)
                                 PROMISSORY NOTE

$412,500.00                                                  As of July 20, 1999

         FOR VALUE RECEIVED, the undersigned, JOSEPH JOHN WORTMAN ("Maker"), hereby promises to pay to the order of MOBILE AMERICA CORPORATION ("Payee"), a Florida corporation, at the office of the Payee at 10475-110 Fortune Parkway, Jacksonville, Florida 32256, or such other place as the holder may designate in writing, the sum of Four Hundred Twelve Thousand Five Hundred and No/100 Dollars ($412,500.00) or such lesser amount as may be outstanding from time to time. This Note will bear interest at eight percent (8.0%). Interest on this Note shall be computed on the basis of a 360-day year and shall be due and payable on the last day of December each year, beginning December 31, 1999, except as may be provided otherwise below.

         Nothing contained herein shall entitle the holder of this Note to demand or collect interest or charges in the nature of interest in excess of that permitted by law and if any such excess is collected, it shall be promptly paid to the Maker together with interest thereon at the highest lawful rate in effect at the time of such overcharge.

         All obligations of Maker hereunder are secured by the Management Stock Pledge Agreement encumbering shares of common stock of Mobile America Corporation ("Shares") purchased by Maker (the "Stock Pledge"). The Shares have been issued by Holder to Maker under the Mobile America Corporation Incentive Plan.

         The entire principal, together with all accrued but unpaid interest, shall be due and payable on the earlier of (i) the fifth (5th) year anniversary of the date of this Note, (ii) termination of Maker's employment or (iii) on the date on which there are no remaining Shares subject to the Stock Pledge. This Note may be prepaid in whole or in part without penalty at any time. Any partial prepayment shall be applied first against accrued but unpaid interest, and then against outstanding principal. After maturity, whether normal maturity or upon acceleration, the unpaid principal balance of this Note and, to the extent permitted by law, any accrued but unpaid interest thereon, shall accrue interest until paid in full at the lesser of five percent (5%) per annum in excess of the stated rate or the highest rate permitted by law.

         If default be made in the payment of any amounts required to be paid under this Note for more than fifteen (15) days after notice of default or if there exists any event of default under the Stock Pledge, then the holder hereof may, at its option, declare the entire principal balance and accrued interest to be immediately due and payable without notice, time being of the essence.

         The Maker and all endorsers and guarantors of this Note, now or hereafter becoming liable hereon, waive demand, presentment, protest and notice of protest and dishonor and all other notices or requirements which might otherwise be necessary to bind them.

         If the Maker defaults under this Note, it shall be obligated to pay all costs, including reasonable attorneys' fees, incurred by the holder in pursuing its remedies hereunder and under any instrument securing this Note, including costs and fees on appeal and in insolvency proceedings.

         This Note shall be governed by the laws of Florida.


                                          /s/ Joseph John Wortman
                                          -------------------------------
                                                   JOSEPH JOHN WORTMAN


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